Exhibit 99.1
NEWS RELEASE
For Immediate Release

CONTACTS:
Investors:	Bernie Hertel, Inovio Pharmaceuticals 858-410-3101 bhertel@inovio.com
Media:	Jeff Richardson, Richardson & Associates 805-491-8313 jeff@richardsonglobalpr.com
Inovio Pharmaceuticals Announces $24.3 Million Registered Offering
BLUE BELL, PA — Jan. 24, 2011 — Inovio Pharmaceuticals, Inc. (NYSE Amex: INO), a leader in the development of therapeutic and preventive vaccines against cancers and infectious diseases, announced today that it has agreed to sell to a single institutional investor 21,130,400 shares of its common stock and warrants to purchase up to 10,565,200 additional shares of its common stock. The shares of common stock and warrants are being offered in units consisting of one share of common stock and 0.5 of a warrant to purchase one share of common stock at a price of $1.15 per unit. The warrants have a term of five years and an exercise price of $1.40 per share. Inovio may call these warrants if the closing bid price of the common stock has been at least $2.80 over 20 trading days and certain other conditions are met.
The gross proceeds of the offering are expected to be $24.3 million and net proceeds, after deducting the placement agent’s fee and estimated offering expenses payable by Inovio, are expected to be approximately $23.0 million. Roth Capital Partners, LLC acted as the sole placement agent in the offering. Brean Murray, Carret & Co. and Rodman & Renshaw, LLC served as financial advisors to the Company in the offering.
Inovio intends to use proceeds from the offering for further development of its DNA vaccine against cervical dysplasias and cancers, other preclinical and clinical studies, and general corporate purposes. The offering is expected to close on or about January 27, 2011, subject to the satisfaction of customary closing conditions.
“This financing will fully fund our planned Phase II clinical study for our DNA vaccine against cervical dysplasias and cancers, as well as other clinical studies that Inovio intends to directly fund and launch in 2011. The additional capital will also allow us to more rapidly advance other promising preclinical DNA vaccine programs toward the clinic, and we believe we now have sufficient cash to cover our operations into 2014,” noted Dr. J. Joseph Kim, President and CEO.
The securities described above are being offered by Inovio pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission, or the SEC. A prospectus supplement related to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov or from Roth Capital Partners, LLC by e-mail to rothecm@roth.com or by mail to 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Inovio Pharmaceuticals, Inc.
Inovio is developing a new generation of vaccines, called DNA vaccines, to treat and prevent cancers and infectious diseases. These SynCon™ vaccines are designed to provide broad cross-strain protection against known as well as newly emergent strains of pathogens such as influenza. These vaccines, in combination with Inovio’s proprietary electroporation delivery devices, have been shown to be safe and generate significant immune responses. Inovio’s clinical programs include HPV/cervical dysplasia and cancer (therapeutic), avian flu (preventive), and HIV vaccines (both preventive and therapeutic). Inovio is developing universal influenza and other vaccines in collaboration with scientists from the University of Pennsylvania. Other partners and collaborators include Merck, National Cancer Institute, U.S. Military HIV Research Program, NIH, HIV Vaccines Trial Network, National Microbiology Laboratory of the Public Health Agency of Canada, and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.
* * *
This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, our ability to successfully integrate Inovio and VGX Pharmaceuticals, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, our Form 10-Q for the nine months ended September 30, 2010, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.